EXHIBIT 99.1

Lotus Pharmaceuticals, Inc. Obtains Patent and Exclusive Production Rights to Laevo-Bambutero Asthma Treatment

BEIJING, China, May 19 /Xinhua-PRNewswire-FirstCall/ -- Lotus Pharmaceuticals, Inc. (OTC Bulletin Board: LTUS - News; “Lotus” or the “Company”), a pharmaceutical company in the People’s Republic of China (“PRC”), today announced that it has signed the technology transfer agreement for Laevo- Bambutero with Dongguan Kaifa Biomedicine, Inc. (“Dongguan Kaifa”). Under the terms of agreement, Lotus obtained the patent and the exclusive production rights for Laevo-Bambutero in China.

The Company intends to market Laevo-Bambutero as a better alternative to Bambutero for the treatment of asthma, since it is uses an integrated method of composition and has fewer side effects. Lotus plans to launch the drug by 2012, pending on the approval from SFDA. Approximately 300 million people in the world suffer from asthma and that figure is expected to grow over the coming years due to increasing air pollution and other environmental factors. Lotus estimates that 400 million people will have asthma by 2015.

The Chinese government has granted a patent for Laevo-Bambutero. Lotus obtained the patent, along with exclusive production rights for Laevo-Bambutero in China, through the technology transfer agreement with Dongguan Kaifa for a cash payment of RMB 48 million and a 3% royalty on products sales. The Company has already paid RMB 20 million to Dongguan Kaifa.

“Through the technology transfer agreement with Dongguan Kaifa we have obtained exclusive production rights to a highly effective drug with a large addressable patient population,” said Dr. Zhongyi Liu, Chairman, CEO and President of Lotus Pharmaceuticals, Inc. “We believe that the commercialization of Laevo-Bambutero will help to further strengthen and diversify our product portfolio and make a meaningful contribution to our revenue in the years ahead.”

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. (“Lotus”) controls and operates Liangfang Pharmaceutical, Ltd. (“Liangfang”) and Enze Jiashi Pharmaceutical, Ltd. (“Enze”), two pharmaceutical companies located in Beijing, China. Together, Liangfang and Enze form the main enterprise (together, “Lotus East”), which integrates the production, trade, sales and marketing operations of pharmaceutical products. Lotus East has some of the most advanced pharmaceutical-production equipments in China. The combined company has manufacturing facilities certified by the National GMP, a portfolio of medicines produced by Liangfang and/or Enze and a number of highly skilled scientists on staff. Lotus East has office facilities of 2,000 square meters, warehouse of 1,000 square meters and operates ten retail pharmacies in the Beijing area. Lotus East engages in the business of new drug discovery, drug manufacturing, wholesale and retail sale of medicines. For more information, visit http://www.LotusEast.com .

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional information regarding risks can be found in the Company’s Annual Report on Form 10K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Lotus Pharmaceuticals, Inc.

Mr. Adam Wasserman, CFO

Tel:      +1-877-801-0344

Email:  info@LotusEast.com

CCG Elite Investor Relations Inc.

Mr. Crocker Coulson, President

Tel:      +1-646-213-1915 (New York)

Email:  crocker.coulson@ccgir.com

Web:   http://www.ccgelite.com